Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-125669

PROSPECTUS SUPPLEMENT DATED MAY 17, 2010
TO
PROSPECTUS DATED MAY 2, 2006
as amended by Post-Effective Amendment No. 4 dated June 10, 2009

INTEGRAL VISION, INC.

This prospectus supplement should be read in conjunction with our prospectus dated May 2, 2006, as amended by Post-Effective Amendment No. 4 dated June 10, 2009, in particular the “Risk Factors” beginning on page 3 of the prospectus.

This prospectus supplement includes the attached Quarterly Report on Form 10-Q of Integral Vision, Inc. that was filed with the Securities and Exchange Commission on May 17, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended: March 31, 2010
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from: _____________ to _____________

INTEGRAL VISION, INC.
(Exact name of registrant as specified in its charter)

[Michigan]	[0-12728]	[38-2191935]
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

49113 Wixom Tech Drive, Wixom, Michigan 48393
(Address of principal executive offices) (Zip Code)

(248)-668-9230
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was
required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.         ☑ Yes   ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
☑ Yes   ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).	☐ Yes ☑ No

APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. 35,675,409 shares of common stock as of May 14, 2010.

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.                                                                                                                                                                  ☐ Yes  ☐ No

INTEGRAL VISION, INC.

FORM 10-Q Report
March 31, 2010

TABLE OF CONTENTS

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

Condensed Balance Sheets (unaudited)
as of March 31, 2010 and December 31, 2009	2-3

Condensed Statements of Operations
(unaudited) for the three months ended
March 31, 2010 and 2009	4

Statement of Stockholders’ Deficit (unaudited)	5

Condensed Statements of Cash Flows
(unaudited) for the three months ended
March 31, 2010 and 2009	6

Notes to Condensed Financial Statements (unaudited)	7

Item 2. Management’s Discussion and Analysis of
Financial Condition and Results of Operations	15

Item 3. Quantitative and Qualitative Disclosures About Market Risk	19

Item 4. Controls and Procedures	19

PART II. OTHER INFORMATION

Item 6. Exhibits	20

Signatures	22

INTEGRAL VISION, INC.
Condensed Balance Sheets

	March 31,	December 31,
	2010	2009
	(Unaudited)
	(in thousands)

Assets

Current assets:
Cash	$45	$28
Accounts receivable	82	50
Inventories - Note B	193	190
Other current assets	90	98
Total current assets	410	366

Property and equipment:
Building Improvements	4	4
Production and engineering equipment	354	354
Furniture and fixtures	80	80
Computer equipment	193	193
Marketing/demonstration equipment	139	139

	770	770
Less accumulated depreciation	(602)	(580)
Net property and equipment	168	190

Other assets - net of accumulated amortization of $1,565,000
($1,559,000 for 2009)	57	61
	$635	$617

See notes to condensed financial statements.

INTEGRAL VISION, INC.
Condensed Balance Sheets – Continued

	March 31,	December 31,
	20010	2009
	(Unaudited)
	(in thousands)
Liabilities and Stockholders' Deficit:

Current liabilities:
Notes payable - Note C	$7,924	$7,377
Accounts payable	22	114
Customer deposits	139	249
Accrued compensation and related costs	285	276
Accrued interest	788	774
Accrued product warranty	133	108
Other accrued liabilities	126	95
Deferred revenue for product sales	80	72
Total current liabilities	9,497	9,065

Long-term debt (Note C)	-	-

Total liabilities	9,497	9,065

Stockholders' deficit:
Preferred stock, 400,000 shares authorized; none issued	-	-
Common stock, without par value; (See Note B) 70,000,000 shares authorized; 32,716,409 shares issued and outstanding for 2010 and (30,866,409) for 2009	53,742	53,701
Accumulated deficit	(62,604)	(62,149)
Total stockholders’ deficit	(8,862)	(8,448)
	$635	$617

See notes to condensed financial statements.

INTEGRAL VISION, INC.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands, except per share data)
Revenue:
Net product sales	$530	$803
Total revenues (See Note-B)	530	803
Costs of sales:
Costs of sales for products	199	326
Depreciation and amortization	2	2
Total costs of sales	201	328
Gross margin	329	475

Other costs and expenses:
Marketing	114	136
General and administrative	245	400
Engineering and development	183	288
Total other costs and expenses	542	824
Operating loss	(213)	(349)
Other income	2	2
Extinguishment loss from exchange of debt instruments (See note C)	-	(18)
Interest expense	(244)	(162)
Net loss	$(455)	$(527)

Basic and diluted loss per share:
Net loss	$(0.01)	$(0.02)

Weighted average number of shares of common stock and common stock equivalents, where applicable	30,990	30,066

See notes to condensed financial statements.

INTEGRAL VISION, INC.
Statement of Stockholders' Deficit
(Unaudited)

	Common Stock
	Number of Shares Outstanding	Amount	Accumulated Deficit	Total
	(in thousands, except number of common shares outstanding)

Balance at January 1, 2010	30,866,409	$53,701	$(62,149)	$(8,448)
(See Note B)
Exercise of warrants	1,850,000	2	-	2
Issuance of warrants for settlement of interest on Class 2 Notes	-	32	-	32
Net loss for the period			(455)	(455)
Share-based compensation	-	7	-	7

Balance at March 31, 2010	32,716,409	$53,742	$(62,604)	$(8,862)

See notes to condensed financial statements

INTEGRAL VISION, INC.
 Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2010	2009

	(in thousands)
Cash Flows From Operating Activities
Net loss	$(455)	$(527)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	22	23
Amortization	6	11
Gain on sale of equipment	(2)	-
Warrants issued in settlement of interest	32	8
Share-based compensation	7	112
Issuance of Class 3 Notes in settlement of interest	176	160
Extinguishment loss from exchange of debt instruments	-	18
Changes in operating assets and liabilities which provided
(used) cash:
Accounts receivable	(32)	(334)
Inventories	(3)	(124)
Prepaid and other	8	46
Accounts payable and other current liabilities	(122)	(13)
Deferred revenue	8	(298)
Net Cash Used In Operating Activities	(355)	(918)

Cash Flows Used In Investing Activities
Proceeds from sale of equipment	2	-
Additional patents	(2)	(14)
Net Cash Used in Investing Activities	-	(14)

Cash Flows From Financing Activities
Proceeds from sale of Class 2 Notes	370	780
Proceeds from sale of Class 3 Notes	-	90
Proceeds from exercise of stock warrants	2	-
Net Cash Provided By Financing Activities	372	870
Increase (Decrease) in Cash	17	(62)
Cash at Beginning of Period	28	144
Cash at End of Period	$45	$82

Supplemental cash flows disclosure:
Interest paid	$14	$19
Supplemental non-cash investing activity:
Reclassification of inventory to equipment	$-	$113

See notes to condensed financial statements.

Notes to Condensed Financial Statements - Integral Vision, Inc.

The condensed financial statements in this report have been prepared by Integral Vision, Inc. without audit, pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for annual financial statements.  These statements should be read in conjunction with the financial statements and notes for the year ended December 31, 2009, included in our amended Form 10-K filed with the Securities and Exchange Commission on April 30, 2010.

In the opinion of management, information included in this report reflects all adjustments, consisting only of normal, recurring adjustments, necessary for the fair presentation of results for these interim periods and in order to make the condensed financial statements not misleading.

The results of operations for the three-month period ended March 31, 2010 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2010.

Note A – Nature of Business

Integral Vision, Inc. develops, manufactures, and markets flat panel display inspection systems to ensure product quality in the display manufacturing process.  We primarily inspect Microdisplays and small flat panel displays, though the technology used is scalable to allow inspection of full screen displays and components.  Our customers and potential customers are primarily large companies with significant investment in the manufacture of displays.  Nearly all of our sales originate in the United States, Asia, or Europe.  Our products are generally sold as capital goods.  Depending on the application, display inspection systems have an indefinite life and are more likely to require replacement due to possible technological obsolescence than from physical wear.

Note B – Significant Accounting Policies

Use of Estimates
The preparation of condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements.  Estimates also affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Inventories
Inventories are stated at the lower of first-in, first-out (“FIFO”) cost or market.  Cost is computed using currently adjusted standards, which approximates actual costs on a FIFO basis.  We assess the recoverability of all inventories to determine whether adjustments for impairment are required.  At March 31, 2010 and December 31, 2009, inventories consisted of the following amounts (net of obsolescence reserves of $5,000 at March 31, 2010 and $0.00 at December 31, 2009):

	31-Mar-10	31-Dec-09
	(in thousands)
Raw materials	$152	$85
Work in process	7	69
Finished goods	34	36
	$193	$190

Management periodically performs an analysis of our inventory to determine if its cost exceeds estimated net realizable value. During the quarter ended March 31, 2009, we reclassified approximately $113,000 of inventory to engineering equipment for use in research and development of our products. This equipment is being amortized over three years.

Stockholders Equity
On March 17, 2010 the Board of Directors changed the stated value of our common stock from $0.20 to “no stated value”.  As a result, we reclassified $47,528,000 of Additional Paid in Capital to Common Stock for the year ended December 31, 2009.

Deferred Revenue
Deferred revenue represents amounts periodically invoiced for sales orders in excess of amounts recognized as revenues. At March 31, 2010, there was deferred revenue for product sales of $80,000. At December 31, 2009, there was deferred revenue of $72,000.

Revenue Recognition
We recognize revenue in accordance with ASC 605 “Revenue Recognition”, Software Revenue Recognition, Staff Accounting Bulletin No. 101 (“SAB 101”), and Staff Accounting Bulletin No. 104 (“SAB 104”) Revenue Recognition in Financial Statements. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

We recognize revenue at the time of shipment for product sales where the customer’s acceptance criteria can be demonstrated as met prior to shipment and where title transfers on shipment.  We recognize revenue at the time of final acceptance at the customer site when title does not transfer on shipment or if acceptance criteria at the customer site are substantially different than acceptance criteria for shipment.  We recognize revenue for product sales with no specific customer acceptance criteria, including spare parts, on shipment.  Revenue from service contracts is recognized over the term of the contract.  Revenue is reported net of sales commissions of $61,000 and $47,000 for the three month periods ended March 31, 2010 and 2009, respectively.

Share-Based Compensation
We account for our share based compensation plans according to the provisions of ASC Topic 718 “Stock Compensation”. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date and expensed over the expected vesting period.   ASC Topic 718 requires excess tax benefits to be reported as a financing cash inflow rather than as a reduction of taxes paid.

Supplemental Disclosure of Non-cash Investing and Financing Activities
During 2009, we transferred $113,000 of inventory to Production and engineering equipment.

During 2010, we exchanged $170,000 of Class 2 Notes for $170,000 of Class 3 Notes. During 2009, we exchanged $110,000 of Class 2 Notes for $110,000 of Class 3 Notes.

During 2010, we issued $176,308 of Class 3 Notes in settlement of interest. During 2009, we issued $160,000 of Class 3 Notes in settlement of interest.

Recently Issued Accounting Standards

ASU 2009-14
ASU 2009-14, “Certain Revenue Arrangements that Include Software Elements,” amends ASC Subtopic 985-605, “Software-Revenue Recognition,” to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of the fiscal year. While we are still analyzing the effects of the adoption of ASU 2009-13, we do not believe that the adoption of ASU 2009-13 will have a material effect on our financial position, results of operations or cash flows.

ASU 2009-13
ASU 2009-13, “Multiple-Delivered Revenue Arrangements,” amends ASC Subtopic 650-25, “Revenue Recognition – Multiple Element Arrangements,” to eliminate the requirement that all undelivered elements have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of fair value for one or more delivered or undelivered elements in a multiple element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relevant selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Upon adoption, application of the “residual method” will no longer be permitted and entities will be required to disclose more information about their multiple-element revenue arrangements. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of the fiscal year. While we are still analyzing the effects of the adoption of ASU 2009-13, we do not believe that the adoption of ASU 2009-13 will have a material effect on our financial position, results of operations or cash flows.

ASU 2010-09
In February 2010, the Financial Accounting Standards Board issued ASU No. 2010-09, “Amendments to Certain Recognition and Disclosure Requirements,” that amends guidance on subsequent events. This amendment removes the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. However, the date-disclosure exemption does not relieve management of an SEC filer from its responsibility to evaluate subsequent events through the date on which financial statements are issued. This standard became effective for us in the second quarter of fiscal year 2010. The adoption of this standard did not have a material impact on our consolidated financial statements

Note C - Long-Term Debt and Other Financing Arrangements

As of January 1, 2010, we had $2,855,000 of outstanding Class 2 Notes. The Class 2 Notes are working capital notes secured by accounts receivable, inventory, and intellectual property and have been issued primarily to related parties. The Notes bear interest at 10% and earn warrants at the rate of five (5) warrants per year per  dollar invested.  The holder can elect to forgo warrants and earn an additional 2% interest.  All notes are presently earning 10% interest and receiving warrants.  During the quarter ended March 31, 2010, we issued $370,000 of Class 2 Notes and $170,000 of Class 2 Notes were paid by issuing Class 3 Convertible Notes.  We also issued 3,700,363 warrants and had 4,828,457 accrued warrants that were earned but not issued as of March 31, 2010.  The value of the issued warrants was $32,843 and the value of the accrued but not issued warrants was $98,432 as determined using the Black-Scholes option-pricing model.  The maturities of these notes are $1,566,000 on April 30, 2010 and $1,489,112 on June 30 2010.  See Note I- Subsequent Events for recent activity associated with the maturity of Class 2 Notes.

As of January 1, 2010, we also had $4,522,000 of outstanding Class 3 Notes. The Class 3 Notes bear interest at 8% that is payable January 1 and July 1 of each year. The Notes are secured by our intellectual property and have been issued primarily to related parties. Also, the Notes are convertible into the Company’s common stock at $0.25 per share and mature on July 1, 2010. The Board of Directors (“Board”) effective December 16, 2008 amended the Fifth Amended Note and Warrant Purchase Agreement to provide for any Class 3 Notes issued after December 15, 2008 to bear interest at 12% and to be immediately convertible into common shares at no less than $0.15 per share.  During the quarter ended March 31, 2010, we issued $176,308 of Class 3 Convertible Notes for the payment of interest, and $170,000 of Class 3 Convertible Notes for the payment of Class 2 Notes.   All of our Class 3 Convertible Notes mature on July 1, 2010.

See Note I – Subsequent Events for recent activity associated with the issuance of Class 2 and Class 3 Notes.

A summary of the Company’s debt obligations is as follows:

	March 31	December 31
	2010	2009
	(in thousands)

Short Term Debt:
Class 2 Notes	$3,055	$2,855
Class 3 Notes	$4,869	$4,522
Total Short Term Debt	$7,924	$7,377

Note D – Loss per Share

The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended March 31,
	2010	2009
	(unaudited)
	(in thousands, except per share data)
Numerator for basic and diluted loss per share – loss available to common stockholders
Net loss	$(455)	$(527)
*there was no effect of dilutive securities

Denominator for basic and diluted loss per share – weighted average shares	30,990	30,066
*there was no effect of dilutive securities

BASIC AND DILUTED LOSS PER SHARE:
Net loss	$(0.01)	$(0.02)

Note E – Income Taxes

In accordance with ASC Topic 740 “Income Taxes,” we assess our uncertain tax positions for tax years that are still open for examination.  Because of our historical significant net operating losses, we have not paid income tax since 1995.

We classify all interest and penalties as income tax expense.  We did not have any accrued interest and penalties related to uncertain tax positions as of March 31, 2010 and March 31, 2009.

We file income tax returns in the United States federal jurisdiction and various state jurisdictions.  The tax years 2005 through 2009 remain open to examination by taxing jurisdictions to which we are subject.  As of March 31, 2010, we did not have any tax examinations in process.

We maintain deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  These deferred tax assets include net operating loss carry forwards and credit carry forwards.  The net deferred tax asset has been fully offset by a valuation allowance because of our history of losses.

Note F – Share-Based Compensation

We currently have two active equity compensation plans, the 2004 Employee Stock Option Plan (the “2004 Plan”) and the 2008 Integral Vision, Inc. Equity Compensation Plan as amended (the “2008 Plan”).

The 2004 Plan provides for options that may be granted to eligible employees, officers and directors of Integral Vision. The purpose of the 2004 Plan generally is to retain and attract persons of appropriate education, experience and ability to serve as our employees, to encourage a sense of proprietorship of such persons, and to stimulate an active interest in our development and financial success.  We reserved 1,000,000 shares for future issuance under the 2004 Plan.  As of March 31, 2010, 17,000 shares remain which can be issued under the 2004 Plan.

The 2008 Plan is designed to promote the interests of the Company and its shareholders by providing a means by which the Company can grant equity-based incentives to eligible employees of the Company or any Subsidiary as well as non-employee directors, consultants, or advisors who are in a position to contribute materially to the Company’s success ("Participants").  The Plan permits the Compensation Committee of the Company's Board of Directors to grant incentive stock options, non-qualified stock options, restricted stock, and shares of common stock.  The maximum number of shares cumulatively available is 7,328,000 plus (i) any shares that are forfeited or remain unpurchased or undistributed upon termination or expiration of the awards from the 2008 Plan or options from the 2004 Plan and (ii) any shares exchanged as full or partial payment for the exercise price of any award under the 2008 Plan.  As of March 31, 2010, 3,700,000 shares remain which can be issued under the 2008 Plan.

The Compensation Committee of the Board of Directors awarded 116,000 restricted shares to a certain officer of the Company on January 1, 2009, but we did not grant any options or shares to employees during the first quarter of 2010.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. The fair value of all awards is amortized on a straight-line basis over the requisite service periods.  The expected life of all awards granted represents the period of time that they are expected to be outstanding.  The expected life is determined using historical and other information available at the time of grant.  Expected volatilities are based on historical volatility of our common stock, and other factors.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  We use historical data to estimate pre-vesting option forfeitures.

A summary of option activity under all plans for the quarters ended March 31, 2010 and 2009 is as follows:

		2010		2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(number of shares in thousands)
Outstanding at January 1	3,785	$0.23	3,795	$0.23
Granted	0	0.00	0	0.00
Exercised	0	0.00	0	0.00
Expired or cancelled	0	0.00	0	0.00
Outstanding at March 31 ($.10 to $0.30 per share)	3,785	$0.23	3,795	$0.23
Exercisable ($.10 to $0.30 per share)	3,661	$0.23	3,060	$0.23

See Note I – Subsequent Events for recent activity with equity compensation.

A summary of the status of our non-vested shares as of March 31, 2010 and 2009, and changes during quarters ended March 31, 2010 and 2009, is presented below:

	2010		2009
	Shares	Weighted Average Grant- Date Fair Value	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1	590,000	$0.25	2,496,000	$0.27
Granted	0	0.00	0	0.00
Forfeited	0	0.00	0	0.00
Vested	(466,000)	0.26	(1,761,000)	0.19
Nonvested at March 31	124,000	$0.22	735,000	$0.26

The following table summarizes share-based compensation expense for the quarters ended March 31, 2010 and 2009 related to share-based awards under ASC Topic 718 “Stock Compensation” as recorded in the statement of operations in the following expense categories:

	March 31
	2010	2009
	(in thousands)
Marketing	$2	$15
Engineering and Development	3	23
General and Administrative	2	74
Total share-based compensation expense	$7	$112

As of March 31, 2010, we had $3,017 of unrecognized expense related to un-vested share-options that will be recognized ratably as compensation expense over the remaining vesting period from April 2010 through September 2010.

Additional information regarding the range of exercise prices and weighted average remaining life of options outstanding at March 31, 2010 and 2009 is as follows:

		2010			2009
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Number Exercisable	Number Outstanding	Weighted Average Remaining Life	Number Exercisable
	(number of shares in thousands)			(number of shares in thousands)
$.10 to $.30	3,785	7.7	3,661	3,795	8.7	3,060

A summary of the outstanding warrants, options, and shares available upon the conversion of debt at March 31, 2010 and 2009 is as follows:

	2010				2009
	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Life	Number Exercisable	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Life	Number Exercisable
	(number of shares in thousands)				(number of shares in thousands)
Warrants	$0.001	8,650	2.81	8,650	$0.001	10,500	3.32	10,500
Class 2 Note Warrants	$0.17	8,316	3.30	8,316	$0.25	2,275	2.68	2,275
Class 3 Convertible Notes	$0.22	22,666	0.25	22,666	$0.24	17,087	1.25	17,087
1995 Employee Stock Option Plan	$0.17	184	1.71	184	$0.17	184	2.71	184
1999 Employee Stock Option Plan	$0.17	290	5.94	290	$0.17	290	6.94	290
2004 Employee Stock Option Plan	$0.25	983	7.88	983	$0.25	993	8.88	522
2008 Equity
Compensation Plan	$0.24	2,328	8.30	2,204	$0.24	2,328	9.30	2,064
	$0.17	43,417	1.99	43,293	$0.17	33,657	2.83	32,922

Note G – Contingencies and Litigation

Product Warranties
We provide standard warranty coverage for most of our products, generally for one year from the date of customer acceptance. We record a liability for estimated warranty claims based on historical claims and other factors. We review these estimates on a regular basis and adjust the warranty reserves as actual experience differs from historical estimates or other information becomes available. This warranty liability primarily includes the anticipated cost of materials, labor and travel, and shipping necessary to repair and service the equipment.

The following table illustrates the changes in our warranty liability for the quarter ended March 31, 2010 and 2009:

	Amount	Amount
	2010	2009
	(in thousands)
Balance as of January 1	$108	$84
Charges/(credits) to expense	28	24
Utilization/payment	(3)	-
Balance as of March 31	$133	$108

Note H – Going Concern Matters

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the financial statements, we incurred losses in the first quarters of 2010 and 2009 of $455,000 and $527,000 respectively.  Additionally, we incurred losses from operations in the years of 2009 and 2008 of $2.7 and $10.7 million each year, respectively.  The continuing losses raise substantial doubt about our ability to continue operating as a going concern.

We are currently working with a number of large customers who are using our technologies to evaluate their microdisplay production or are evaluating our technology for the inspection of LCD displays and components.  We expect that additional sales orders will be placed by these customers throughout 2010 and into 2011 provided that markets for these products continue to grow and the customers continue to have interest in our technology-assisted inspection systems.  Ultimately, our ability to continue as a going concern will be dependent on these large companies getting their emerging display technology products into high volume production and placing sales orders with us for inspection products to support that production.  However, there can be no assurance that we will be successful in securing sales orders sufficient to continue operating as a going concern.

From November 2006 through March 31, 2010, we have used $7,923,744 of Class 2 and Class 3 Notes to fund operations.  $4,868,632 of these are Class 3 Notes which mature on July 1, 2010. The remaining $3,055,112 are Class 2 Notes of which $1,566,000 were extended and mature on May 31, 2010 and $1,489,112 mature on June 30, 2010.   Taking into account existing and anticipated orders, we expect that we may need to raise an additional $500,000 to $1,000,000 to fund operations through the first quarter of 2011.

For further information regarding our obligations, see Note C – Long Term Debt and Other Financing Arrangements and Note I – Subsequent Events in the Notes to Condensed Financial Statements.

The financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Note I – Subsequent Events

On April 2, 2010, the Compensation Committee of the Board of Directors approved a plan to offer key employees the opportunity to surrender certain outstanding stock options in exchange for replacement options effective April 2, 2010.  The replacement options vest immediately.  The program received 100% participation.  3,301,000 options with an average exercise price of $0.24 were surrendered and 3,301,000 options with an exercise price of $0.0679, the closing price of the stock on April 2, 2010, were issued as replacements.  The exchange resulted in a net additional expense of $46,985 which was recognized immediately as compensation expense.

On April 12, 2010, we issued 1,617,000 shares of common stock against warrants held by participants of the 2005 Private Offering which were exercised on a cashless basis.

On April 19, 2010, at the Compensation Committee’s recommendation, the Board of Directors approved an amendment to the 2008 Equity Compensation plan, subject to shareholder approval, that increases the maximum number of shares awardable by 6,672,000 shares and eliminates the limitations on the number of Shares available for Awards to an individual participant in a given year.

On April 28, 2010, $1,566,000 of Class 2 Notes due April 30, 2010, were extended to May 31, 2010.

On April 19, 2010, the Board and the Note Holders approved an amendment to the Fifth Amended Note and Warrant Purchase Agreement.  This amendment (i) clarified how the number of warrants, the exercise price of warrants, and the rate at which warrants are earned by outstanding Class 2 Notes would change in the event the Company issued stock dividends, recapitalized, etc.; (ii) updated Section 4.15 per the current stock ownership; (iii) modified Section 8.11 to clarify what equity awards are allowable under the restriction and increase the number of awards allowable under the restriction; and (iv) modified the form of issued and future warrants to clarify how the number of warrants and the exercise price of warrants would change in the event of a stock dividend, recapitalization, etc.

Effective April 22, 2010, the Board of Directors and the holders of 7,000,000 warrants issued September 15, 2008 approved an amendment to the warrants clarifying how the number of warrants and the exercise price of the warrants would change in the event of a reverse stock split, stock combination or similar transaction.

On May 5, 2010, the Compensation Committee of the Board of Directors removed the vesting restriction on 800,000 shares of common stock granted to certain executives because the April 19, 2010 amendment to Section 8.11 of the Fifth Amended Note and Warrant Purchase Agreement made the restriction unnecessary.

On May 5, 2010, the Compensation Committee of the Board of Directors awarded (i) 2,375,000 Incentive Stock Options from the Amended 2008 Equity Compensation Plan to various key employees and (ii) a grant of 1,342,000 shares to the Chief Executive Officer, both contingent on shareholder approval of the proposed amendment to the 2008 Equity Compensation Plan.  These issuances resulted in an expense of $118,629 which was recognized immediately as compensation expense.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward - Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties.  Generally, the words “anticipate”, “expect”, “intend”, “believe” and similar expressions identify forward-looking statements.  The information included in this Form 10-Q is as of the filing date with the Securities and Exchange Commission and future events or circumstances could differ significantly from the forward-looking statements included herein.  Accordingly, we caution readers not to place undue reliance on such statements.

Overview

Integral Vision, Inc., a Michigan corporation (or the "Company"), was incorporated in 1978.  We develop, manufacture and market flat panel display inspection systems to ensure product quality in the display manufacturing process.  We primarily inspect microdisplays and small flat panel displays, though the technology used is scalable to allow inspection of full screen displays and components.  Our products primarily use machine vision to evaluate operating displays for cosmetic and functional defects, but can also provide electrical testing if required for a given application.  Our customers and potential customers are primarily large companies with significant investments in the manufacture of displays.  Nearly all of our sales originate in the United States, Asia, or Europe.  Our products are generally sold as capital goods.  Depending on the application, display inspection systems have an indefinite life and are more likely to require replacement due to possible technological obsolescence than from physical wear.

Automated inspection has become a necessity for manufacturers who need to continually improve production efficiency to meet the increasing demand for high quality products.  Our automatic inspection systems can inspect parts at a lower cycle time and with greater repeatability than is possible with human inspectors.  While we have several large companies as customers, these customers are working with emerging display technologies.  Our success will be substantially dependant on these customers getting their emerging display technologies into high volume production.

Products

Our products are generally sold under the trade name SharpEye™.  SharpEye™ systems provide Flat Panel Display (“FPD”) inspection for reflective, emissive and transmissive display technologies.  SharpEye is designed for the detection of functional and cosmetic defects in Liquid Crystal Display (LCD) displays as well as Liquid Crystal on Silicon (LCoS), OLED, Microelectromechanical systems (MEMS), 3LCD/High Temperature Poly-Silicon (HTPS), e-paper and other emerging display technologies.  These technologies are applied to consumer products including a broad range of hand held devices, e-books, computer monitors, digital still cameras, HDTV, projectors, and video headsets.  The core technology of SharpEye™ inspection algorithms is the ability to quantize data to the level of a single display pixel.  SharpEye™ can be configured for production inspection or for display evaluation in a laboratory based on the equipment configuration selected.

Results of Operations

Three Months Ended March 31, 2010 Compared with Three Months Ended March 31, 2009

Net revenues decreased $273,000 (34%) to $530,000 in the first quarter of 2010 from $803,000 in the first quarter of 2009.  The decrease in net revenue was primarily attributable to a decrease  in revenue from sales of our flat panel display inspection products in the first quarter of 2010.

In the three months ended March 31, 2010 and 2009, we shipped flat panel display inspection systems of approximately $80,000 and $478,000, respectively, which was not recognized in those periods’ revenue because final acceptance had not been received from the customer.

Costs of sales decreased $127,000 (39%) to $201,000 (38% of sales) in the first quarter of 2010 compared to $328,000 (41% of sales) in the first quarter of 2009.  This was primarily due to an decrease in material costs of $121,000 as a result of the lower sales of flat panel display inspection systems in the 2010 period and reduced material cost as a percentage of sales in the 2010 period.

Marketing costs decreased $22,000 (16%) to $114,000 in the first quarter of 2010 compared to $136,000 in the first quarter of 2009. This decrease was attributable to reduced compensation, related benefits and travel costs.  Expense allocated to Marketing for amortization of share based compensation as required by  ASC Topic 718 for 2010 was approximately $2,000 and for the first quarter of 2009 was approximately $15,000.

General and administrative (“G&A”) costs decreased $155,000 (39%) to $245,000 in the first quarter of 2010 compared to $400,000 in the first quarter of 2009. The decrease was a result of decreases in personnel, legal costs and stockholder relations. Expense allocated to G&A for amortization of share- based compensation as required by ASC Topic 718 for 2010 was approximately $2,000 for the first quarter of 2010 and $74,000 for the first quarter of 2009.

Engineering and development expenditures decreased $105,000 (36%) to $183,000 in the first quarter of 2010 compared to $288,000 in the first quarter of 2009. The decrease was primarily a result of decreases in personnel, contract engineering services, and travel costs. Expense allocated to Engineering and Development for amortization of share-based compensation as required by ASC Topic 718 for 2010 was approximately $3,000 for the first quarter of 2010 and $23,000 for the first quarter of 2009.

Other income for the three months ended March 31, 2010 was comparable to the three months ended March 31, 2009.

Interest expense increased $82,000 to $244,000 in the first quarter of 2010 compared to $162,000 in the first quarter of 2009.  The increase is primarily attributable to the issuance of $1,437,000 of additional Class 2 and Class 3 Notes between March 31, 2010 and March 31, 2009.

Liquidity and Capital Resources

Net cash used in operating activities was $355,000 for the three months ended March 31, 2010, compared to $918,000 for the first three months of 2009. Operating cash flow for both periods primarily reflected net losses of $455,000 for 2010 and $527,000 for 2009 adjusted for non-cash charges and changes in working capital. Working capital changes in the first three months of 2010 primarily reflected decreases as a result of decreases in our product sales and decreases in accounts payable and other accrued liabilities as a result of decreases in accounts payable trade and customer deposits and offset by increases in accrued interest, accrued product warranty and other accrued liabilities.  Working capital changes in the first three months of 2009 primarily reflected increases in accounts receivable and inventories as a result of increases in our product sales and increases in accounts payable and other accrued liabilities as a result of increases in deferred revenue and accrued interest.

Investing activities for the three months ended March 31, 2010 included an increase in patents of $2,000 offset by $2,000 in proceeds from the sale of equipment. Our investing activities for the three months ended March 31, 2009 included an increase in patents of $14,000.

Financing activities for the three months ended March 31, 2010 included proceeds of $370,000 from the issuance of Class 2 Notes and proceeds of $2,000 from the exercise of warrants. Our financing activities for the three months ended March 31, 2009 included proceeds of $780,000 from the issuance of Class 2 Notes and the issuance of $90,000 of Class 3 Notes.  We paid $14,000 of interest on Class 3 Notes during the three-month period ended March 31, 2010 and $19,000 during the three-month period ended March 31, 2009.

During the quarter ended March 31, 2010, we issued $370,000 of Class 2 Notes, $176,308 of Class 3 for the payment of interest, and $170,000 of Class 3 Convertible Notes for the payment of Class 2 Notes.

For further discussion regarding our obligations, see Note C – Long Term Debt and Other Financing Arrangements and Note I – Subsequent Events.

Management’s Discussion of Critical Accounting Policies

Our condensed financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The accounting policies discussed below are considered by management to be the most important to an understanding of our financial statements, because their application places the most significant demands on management's judgment and estimates about the effect of matters that are inherently uncertain.  Our assumptions and estimates were based on the facts and circumstances known at March 31, 2009; future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.  These policies are also described in Note B of the Condensed Financial Statements included in this Form 10-Q.

Revenue Recognition
We recognize revenue in accordance with ASC 605 “Revenue Recognition”, and Staff Accounting Bulletin No. 101 (“SAB 101”), and Staff Accounting Bulletin No. 104 (“SAB 104”) Revenue Recognition in Financial Statements. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

We recognize revenue at the time of shipment for product sales where the customer’s acceptance criteria can be demonstrated as met prior to shipment and where title transfers on shipment.  We recognize revenue at the time of final acceptance at the customer site when title does not transfer on shipment or if acceptance criteria at the customer site are substantially different than acceptance criteria for shipment.  We recognize revenue for product sales with no specific customer acceptance criteria, including spare parts, on shipment.  Revenue from service contracts is recognized over the term of the contract.  Revenue is reported net of sales commissions.

Inventories
Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.  Inventories are recorded net of allowances for unsalable or obsolete raw materials, work-in-process and finished goods.  We evaluate on a quarterly basis the status of our inventory to ensure the amount recorded in our financial statements reflects the lower of our cost or the value we expect to receive when we sell the inventory.  This estimate is based on several factors, including the condition and salability of our inventory and the forecasted demand for the particular products incorporating these components.  Based on current backlog and expected orders, we forecast the upcoming usage of current stock.  We record reserves for obsolete and slow-moving parts ranging from 0% for active parts with sufficient forecasted demand up to 100% for excess parts with insufficient demand or obsolete parts. Amounts in work-in-process and finished goods inventory typically relate to firm orders and, therefore, are not subject to obsolescence risk.

Impairment of Long-lived Assets
We review our long-lived assets, including property, equipment and intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset.

Share Based Compensation
We account for our share based compensation plans according to the provisions of ASC 718 “Stock Based Compensation”. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date and expensed over the expected vesting period.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model.  The fair value of all awards is amortized on a straight-line basis over the requisite service periods.  The expected life of all awards granted represents the period of time that they are expected to be outstanding.  The expected life is determined using historical and other information available at the time of grant.  Expected volatilities are based on historical volatility of our common stock, and other factors.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  We use historical data to estimate pre-vesting option forfeitures.

Contingencies and Litigation
We make an assessment of the probability of an adverse judgment resulting from current and threatened litigation.  We accrue the cost of an adverse judgment if, in management’s estimation, an adverse settlement is probable and management can reasonably estimate the ultimate cost of such litigation.  We have made no such accruals as of March 31, 2010 and 2009.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

This Item 3 is not applicable to us as, pursuant to Item 305(e) of Regulation S-K, a smaller reporting company is not required to provide the information required by Item 305 of Regulation S-K.

Item 4.  Controls and Procedures

The Company’s chief executive officer and chief financial officer have each reviewed and evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this report as required by Exchange Act Rules 13a-15(b) and 15d-15(b). Based on that evaluation, the chief executive officer and chief financial officer have each concluded that the Company’s current disclosure controls and procedures are effective.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls Over Financial Reporting

There have been no changes in the Company’s internal controls over financial reporting that occurred during the Company’s first quarter of the fiscal year 2010 that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

PART II.  OTHER INFORMATION

Item 6.  Exhibits

Exhibit
Number	Description of Document
3.1	Articles of Incorporation, as amended (filed as Exhibit 3.1 to the registrant's Form 10-K for the year ended December 31, 1995, SEC file 0-12728, and incorporated herein by reference).

3.2	Bylaws of the Registrant, as amended (filed as Exhibit 3.2 to the registrant's Form 10-K for the year ended December 31, 1994, SEC file 0-12728, and incorporated herein by reference).

3.3
Certificate of Designation effective April 11, 2005 and amendment to the By-Laws of the Registrant effective March 23, 2005 (filed as Exhibit 4(b) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).

3.4
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 27, 2005 (filed as Exhibit 3.4 to the registrant’s Registration Statement on Form SB-2 filed on June 9, 2005, SEC File No. 333-125669, and incorporated herein by reference).

3.5
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on April 19, 2007 (file as Exhibit 3.5 to the registrant’s Registration Statement on Form S-1 filed on April 18, 2008, SEC file No. 333-125669, and incoprorated herein by reference).

3.6
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 28, 2008 (filed as Exhibit 3.6 to the registrant’s Form 10-Q for the quarter ended June 30, 2008, SEC file No. 000-12728, and incorporated herein by reference).

3.7
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 21, 2009 (filed as Exhibit 3.7 to the registrant’s Form 10-Q for the quarter ended September 30, 2009, SEC file No. 000-12728, and incorporated herein by reference).

4.1
Form of Fourth Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 3 Note (filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

4.2	Securities Purchase Agreement, Effective April 12, 2005 (filed as Exhibit 4.(A) to registrant’s Form 8-K filed April 14, 2005, SEC file 0-12728, and incorporated herein by reference).

4.3
Form of Consent to Modifications dated November 14, 2006 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 2 Warrant (filed as Exhibit 4.9 to registrant’s Form 10-Q for the quarter ended September 30, 2006, SEC file 0-12728, and incorporated herein by reference).

4.4
Form of Consent to Modifications dated August 13, 2007 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.4 to registrant’s Form 10-QSB for the quarter ended June 30, 2007, SEC file 0-12728, and incorporated herein by reference).

4.5
Form of Consent to Modifications dated October 10, 2007 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.7 to registrant’s Form 10-QSB for the quarter ended  September 30, 2007, SEC file 0-12728, and incorporated herein by reference).

4.6
Form of Consent to Modifications dated January 18, 2008 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.6 to the registrant’s Form 10-KSB for the year ended December 31, 2007, SEC file 000-12728, and incorporated herein by reference).

4.7
Form of Amended Collateral Assignment of Proprietary Rights dated March 5, 2008 (filed as Exhibit 4.7 to the registrant’s Form 10-KSB for the year ended December 31, 2007, SEC file 000-12728, and incorporated herein by reference).

4.8
Form of Amended Security Agreement dated March 6, 2008 (filed as Exhibit 4.8 to the registrant’s Form 10-KSB for the year ended December 31, 2007, SEC file 000-12728, and incorporated herein by reference).

4.9
Form of Consent to Amend and Replace Agreements dated March 12, 2008 (filed as Exhibit 4.9 to the registrant’s Form 10-KSB for the year ended December 31, 2007, SEC file 000-12728, and incorporated herein by reference).

4.10
Form of Fifth Amended and Restated Note and Warrant Purchase Agreement (filed as Exhibit 4.10 to the registrant’s Form 10-KSB for the year ended December 31, 2007, SEC file 000-12728, and incorporated herein by reference).

4.11
Waiver and Amendment Agreement, effective September 15, 2008, and the Registration Rights Agreement and common stock Warrants, made a part thereof, among the respective parties thereto (filed as Exhibit 4.1 to the registrant’s Form 8-K filed September 15, 2008, SEC file 0-12728, and incorporated herein by reference).

4.12
Exchange Agreements, effective September 15, 2008, among the respective parties thereto (filed as Exhibit 4.3 to the registrant’s Form 8-K filed September 15, 2008, SEC file 0-12728, and incorporated herein by reference).

4.13
Form of Consent to Amend and Replace Agreements dated June 10, 2009 (filed as Exhibit 4.13 to the registrant’s Form 10-Q for the quarter ended September 30, 2009, SEC file 000-12728, and incorporated herein by reference).

4.14
Form of Consent to Amend and Replace Agreements dated June 24, 2009 (filed as Exhibit 4.13 to the registrant’s Form 10-Q for the quarter ended September 30, 2009, SEC file 000-12728, and incorporated herein by reference).

4.15
Form of Consent to Amend and Replace Agreements dated September 16, 2009 (filed as Exhibit 4.13 to the registrant’s Form 10-Q for the quarter ended September 30, 2009, SEC file 000-12728, and incorporated herein by reference).

4.16	Form of Consent to Modifications dated April 19, 2010, modifying the terms of the Fifth Amended Note and Warrant Purchase Agreement.

4.17	Form of Amendment Agreement dated April 22, 1010, modifying the terms of certain warrants issued pursuant to the Waiver and Amendment Agreement.

10.1	Integral Vision, Inc. Employee Stock Option Plan (filed as Exhibit 10.5 to the registrant's Form 10-Q for the quarter ended September 30, 1995, SEC file 0-12728, and incorporated herein by reference).

10.2
Form of Confidentiality and Non-Compete Agreement Between the Registrant and its Employees (filed as Exhibit 10.4 to the registrant's Form 10-K for the year ended December 31, 1992, SEC File 0-12728, and incorporated herein by reference).

10.3	Integral Vision, Inc. 1999 Employee Stock Option Plan (filed as exhibit 10.5 to the registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).

10.4	Integral Vision, Inc. 2004 Employee Stock Option Plan (filed as exhibit 10.11 to the registrant’s Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).

10.5	Integral Vision, Inc. 2008 Equity Incentive Plan (filed as exhibit 10.5 to the registrant’s Form 10-KSB for the year ended December 31, 2008 and incorporated herein by reference).

10.6
Amendment and Restatement of Integral Vision, Inc. 2008 Equity Incentive Plan (filed as Exhibit 10.6 to the registrant’s Schedule 14A filed March 26, 2009, SEC file 000-12728, and incorporated herein by reference).

10.7	Form of Amendment and Restatement of Integral Vision, Inc. 2008 Equity Incentive Plan.

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a).

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a).

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350.

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRAL VISION, INC.

Dated: May 14, 2010	By:	/s/ Charles J. Drake
Charles J. Drake
Chairman of the Board and
Chief Executive Officer

Dated: May 14, 2010	By:	/s/ Mark R. Doede
Mark R. Doede
President, Chief Operating Officer
and Chief Financial Officer

EXHIBIT 31.1
CERTIFICATION

I, Charles J. Drake, certify that:

1.      I have reviewed this quarterly report on Form 10-Q of Integral Vision, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  May 14, 2010

/s/ Charles J. Drake
Charles J. Drake
Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION

I, Mark R. Doede, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Integral Vision, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  May 14, 2010
/s/ Mark R. Doede
Mark R. Doede
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1350, as adopted), the undersigned, Charles J. Drake, Chairman of the Board and Chief Executive Officer of Integral Vision, Inc. (the “Company”), hereby certifies that, to the best of his knowledge:

1.
The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2010 (the “Quarterly Report”), to which this Certification is attached as Exhibit 32.1, fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.
The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Quarterly Report and results of operations of the Company for the period covered by the Quarterly Report.

DATED:  May 14, 2010
/s/ Charles J. Drake
Charles J. Drake
Chairman of the Board and
Chief Executive Officer

EXHIBIT 32.2

CERTIFICATION

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1350, as adopted), the undersigned, Mark R. Doede, President, Chief Operating Officer, and Chief Financial Officer of Integral Vision, Inc. (the “Company”), hereby certifies that, to the best of his knowledge:

1.
The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2010 (the “Quarterly Report”), to which this Certification is attached as Exhibit 32.2, fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.
The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Quarterly Report and results of operations of the Company for the period covered by the Quarterly Report.

DATED:  May 14, 2010

/s/ Mark R. Doede
Mark R. Doede
President, Chief Operating Officer,
and Chief Financial Officer

Execution Copy

AMENDMENT AGREEMENT

This Amendment Agreement, dated as of April __, 2010 (this “Agreement”), is by and between INTEGRAL VISION, INC., a Michigan corporation (the “Company”), and each person or entity that is named on Schedule A hereto.  Each such person or entity, together with its successors and permitted assigns, is referred to herein as an “Investor”, and all such persons and entities, together with their respective successors and permitted assigns, are collectively referred to herein as the “Investors”.

Each of the Investors is the holder of a warrant dated as of September 15, 2008, as identified on Schedule A (each, a “Warrant” and, collectively, the “Warrants”).  The Parties wish to amend the Warrants.

In consideration of the mutual covenants made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Amendment of Warrants.

1.1           As of the date of this Agreement, paragraph 6(c) of each of the Warrants shall be deemed amended by the insertion of the following sentence at the end of such Warrant:

Upon a reverse stock split, stock combination or similar transaction that results in a decrease in the number of outstanding shares of the Company’s capital stock, the number of shares of Common Stock for which this Warrant is exercisable shall also be proportionately reduced so that the percentage of the Company’s outstanding capital stock for which this Warrant is exercisable will remain unchanged.

1.2           Except as amended hereby, each Warrant shall continue in full force and effect in accordance with its terms.

2.           Representations of the Company. The Company hereby represents and warrants to each Investor that (i) the Company has the requisite corporate power and authority to enter into this Agreement and to amend the Warrants as described herein; and (ii) this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

3.           Representations of Each Investor. Each Investor hereby represents and warrants to the Company that this Agreement constitutes such Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

4.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

5.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

6.           Notices. Any notice, demand or request given by the Company or the Investor concerning this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, or after 5:00 p.m. (eastern time) on a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Integral Vision, Inc.
49113 Wixom Tech Drive
Wixom, Michigan  48393
Attn:      Mark R. Doede, President
Tel:        (248) 668-9230 x203
Fax:        (248) 668-9384

With a copy (which shall not constitute notice) to:

Mazzeo Song & Bradham LLP
708 Third Avenue
New York, New York 10017
Attn:       David S. Song, Esq.
Tel:         212-599-0700
Fax:         212-599-8400

and if to any Investor, to such address for such Investor as shall appear next to such Investor’s name on Schedule A hereto, or as shall be designated by such Investor in writing to the Company in accordance with this Section 6.

7.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission or email of an electronic file.

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8.           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and each Investor. Any waiver or consent given by a party shall be in writing and shall be effective only in the specific instance and for the specific purpose for which given.

[Signature Page to Follow]

3

 IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

INTEGRAL VISION, INC.

By:
Name:
Title:

BONANZA MASTER FUND LTD.

By:
Name: Brian Ladin
Title: Managing Director

4

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

INTEGRAL VISION, INC.

By:
Name:
Title:

SRB GREENWAY OPPORTUNITY FUND, L.P.
By:	SRB Management, L.P., General Partner
By:	BC Advisors, L.L.C., General Partner

By:
Name: Steven R. Becker
Title: Member

SRB GREENWAY OPPORTUNITY FUND (QP), L.P.
By:	SRB Management, L.P., General Partner
By:	BC Advisors, L.L.C., General Partner

By:
Name: Steven R. Becker
Title: Member

5

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

INTEGRAL VISION, INC.

By:
Name:
Title:

KIRCHER FAMILY TRUST

By:
Name: Stephen C. Kircher
Title:

6

Schedule A

SCHEDULE OF INVESTORS

Investor Name	Address for Notices	Jurisdiction of Residence	Number of Warrant Shares in Warrant
Bonanza Master Fund Ltd.	300 Crescent Court, Suite 1740 Dallas, TX 75201 Attention: Brian Ladin		3,000,000

SRB Greenway Opportunity Fund, L.P.	300 Crescent Court, Suite 1111 Dallas, TX 75201 Attention: Joe Worsham		42,600

SRB Greenway Opportunity Fund (QP), L.P.	300 Crescent Court, Suite 1111 Dallas, TX 75201 Attention: Joe Worsham		305,150 and 27,250

Kircher Family Trust	6000 Greystone Place Granite Bay, CA 95746 Attention: Stephen C. Kircher		25,000

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Execution Copy

AMENDMENT AGREEMENT

This Amendment Agreement, dated as of April __, 2010 (this “Agreement”), is by and between INTEGRAL VISION, INC., a Michigan corporation (the “Company”), and each person or entity that is named on Schedule A hereto.  Each such person or entity, together with its successors and permitted assigns, is referred to herein as an “Investor”, and all such persons and entities, together with their respective successors and permitted assigns, are collectively referred to herein as the “Investors”.

Each of the Investors is the holder of a warrant dated as of September 15, 2008, as identified on Schedule A (each, a “Warrant” and, collectively, the “Warrants”).  The Parties wish to amend the Warrants.

In consideration of the mutual covenants made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Amendment of Warrants.

1.1           As of the date of this Agreement, paragraph 5(c) of each of the Warrants shall be deemed amended by the insertion of the following sentence at the end of such Warrant:

Upon a reverse stock split, stock combination or similar transaction that results in a decrease in the number of outstanding shares of the Company’s capital stock, the number of shares of Common Stock for which this Warrant is exercisable shall also be proportionately reduced so that the percentage of the Company’s outstanding capital stock for which this Warrant is exercisable will remain unchanged.

1.2           Except as amended hereby, each Warrant shall continue in full force and effect in accordance with its terms.

2.           Representations of the Company. The Company hereby represents and warrants to each Investor that (i) the Company has the requisite corporate power and authority to enter into this Agreement and to amend the Warrants as described herein; and (ii) this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

3.           Representations of Each Investor. Each Investor hereby represents and warrants to the Company that this Agreement constitutes such Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

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4.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

5.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

6.           Notices. Any notice, demand or request given by the Company or the Investor concerning this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, or after 5:00 p.m. (eastern time) on a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Integral Vision, Inc.
49113 Wixom Tech Drive
Wixom, Michigan  48393
Attn:      Mark R. Doede, President
Tel:        (248) 668-9230 x203
Fax:        (248) 668-9384

With a copy (which shall not constitute notice) to:

Mazzeo Song & Bradham LLP
708 Third Avenue
New York, New York 10017
Attn:       David S. Song, Esq.
Tel:        212-599-0700
Fax:        212-599-8400

and if to any Investor, to such address for such Investor as shall appear next to such Investor’s name on Schedule A hereto, or as shall be designated by such Investor in writing to the Company in accordance with this Section 6.

7.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission or email of an electronic file.

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8.           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and each Investor. Any waiver or consent given by a party shall be in writing and shall be effective only in the specific instance and for the specific purpose for which given.

[Signature Page to Follow]

10

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

INTEGRAL VISION, INC.

By:
Name:
Title:

SPECIAL SITUATIONS CAYMAN FUND, L.P.

By:
Name: David Greenhouse
Title: General Partner

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

By:
Name: David Greenhouse
Title: General Partner

SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.

By:
Name: David Greenhouse
Title: General Partner

SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P.

By:
Name: David Greenhouse
Title: General Partner

11

 Schedule A

SCHEDULE OF INVESTORS

Investor Name	Address for Notices	Jurisdiction of Residence	Number of Warrant Shares in Warrant
Special Situations Cayman Fund, L.P.	527 Madison Avenue, Suite 2600 New York, NY 10022 Attention: Marianne Kelly	Delaware	681,081

Special Situations Private Equity Fund, L.P.	527 Madison Avenue, Suite 2600 New York, NY 10022 Attention: Marianne Kelly	Delaware	1,459,459

Special Situations Technology Fund, L.P.	527 Madison Avenue, Suite 2600 New York, NY 10022 Attention: Marianne Kelly	Delaware	204,325

Special Situations Technology Fund II, L.P.	527 Madison Avenue, Suite 2600 New York, NY 10022 Attention: Marianne Kelly	Delaware	1,255,135

12

AMENDMENT AND RESTATEMENT OF
INTEGRAL VISION, INC. 2008 EQUITY INCENTIVE PLAN

Integral Vision, Inc. ("Company") hereby amends and restates the Integral Vision, Inc. 2008 Equity Incentive Plan ("Plan"), effective April 19, 2010, as set out herein.

ARTICLE I
APPROVAL AND PURPOSE

Section 1.01.    Approval of Amendment and Restatement.  The Company's Board of Directors approved this Amendment and Restatement of the Plan on April 19, 2010, contingent on approval by the Company's shareholders at or before the 2010 annual meeting of shareholders, and the Company's shareholders approved this Amendment and Restatement of the Plan on ______, 2010.

Section 1.02.     Description of Plan.  The Plan is designed to promote the interests of the Company and its shareholders by providing a means by which the Company can grant equity-based incentives to eligible employees of the Company or any Subsidiary as well as non-employee directors, consultants, or advisors who are in a position to contribute materially to the Company’s success ("Participants").  The Plan permits the Compensation Committee of the Company's Board of Directors to grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, and Shares, all as provided herein.

Section 1.03.     Purpose of Plan.  The purpose of the Plan is to further the growth, development, and financial success of the Company by providing for stock-based incentives to Participants that align their interests more closely with those of the Company's shareholders.  The Company also believes that the Plan will assist it in its efforts to attract and retain quality employees, directors, consultants, and advisors.

ARTICLE II
DEFINITIONS AND RULES OF CONSTRUCTION

Section 2.01.     Definitions.  When capitalized in this Plan, the following terms shall have the meanings specified below, unless the context otherwise requires:

(a)        “Advisor” means an individual who provides valuable services to the Company or a Subsidiary in a capacity other than as an Employee or Director.

(b)        "Agreement" means a written instrument between the Company and a Participant evidencing an Award and prescribing the terms, conditions, and restrictions applicable to the Award.

(c)        "Award" an Incentive Stock Option, a Non-Qualified Stock Option, Restricted Stock, or Shares granted pursuant to the Plan.

(d)        "Board of Directors" or "Board" means the Company's Board of Directors, as constituted from time to time.

(e)        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(f)         "Committee" means the committee described in Section 3.01; provided however, to the extent that the Board has not designated a Committee, "Committee" means the "Board."

(g)        "Company" means Integral Vision, Inc.

(h)        "Director" means a director of the Company or a Subsidiary who is not also an Employee.

(i)         "Effective Date" means March 12, 2008, the effective date of the Plan.

(j)         "Employee" means any individual employed by the Company or a Subsidiary, including an employee who is a member of the Board or the board of directors of a Subsidiary.

(k)        "Employer" means the Company and/or a Subsidiary.

(l)         "Exercise Price" means the price required to be paid to the Company upon the exercise of an Award.

(m)       "Fair Market Value" means, with respect to a Share on any date, as follows:

(1)        if the Shares are listed or admitted to trade and are readily tradable on a national securities exchange, the closing price of a Share on the principal national securities exchange on which the Shares are listed or admitted to trade on such date, or, if there is no trading of the Shares on such date, the closing price of a Share as quoted on the next preceding date on which there was trading in Shares;

(2)        if the Shares are not subject to paragraph (1) above, but are readily tradable on an established securities market, the closing price of a Share on such date on such market, or if there is no trading of the Shares on such date, the closing price of a Share on the next preceding date on which there was trading in Shares; and

(3)        if the Shares are not subject to paragraph (1) or (2) above, the fair market value of the Shares on such date, as determined by the Committee in a manner that satisfies the requirements of Code Section 409A and the guidance thereunder for exempt equity-based compensation.

(n)        "Grant Date" means the date on which the Committee or its designee approves the grant of an Award.  Notwithstanding the preceding sentence, if the Committee grants an Option and expressly designates a future Grant Date, with the minimum per Share Exercise Price based on the Fair Market Value of a Share on that future date, such future date shall be the Grant Date.

(o)        "Incentive Stock Option" means an option for Shares granted pursuant to the Plan that satisfies the requirements of Code Section 422.

(p)        "Non-Qualified Stock Option" means an option for Shares granted pursuant to the Plan that is not an Incentive Stock Option.

(q)        "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

(r)         "Participant" means a person to whom an Award has been granted under the Plan, provided, however, a Participant shall cease to be such at such time as all Awards granted to him under the Plan have been exercised and/or forfeited.

(s)        "Period of Restriction" means the period during which a Share of Restricted Stock is subject to restrictions and a substantial risk of forfeiture.

(t)         "Plan" means the Integral Vision, Inc. 2008 Equity Incentive Plan, as set out in this document, as amended from time to time.

(u)        "Restricted Stock" means Shares awarded pursuant to the Plan that, at the time of grant, are non-transferable and subject to a substantial risk of forfeiture.

(v)        "Prior Plan" means the Integral Vision , Inc. 2004 Stock Option Plan.

(w)       "Rule 16b-3" means Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

(x)         "Separation from Service," "Separates from Service," or any variation of such term means, (i) in the case of an Employee, a complete termination of the employment relationship between the Employee and all Employers, (ii) in the case of a Director, termination of the Director's service as a Director, and (iii), in the case of an Advisor, a complete termination of the contractual relationship between the Advisor and the Company and all Subsidiaries.

(y)        "Share" means a share of the Company's common stock.

(z)         "Subsidiary" means any company that is a "subsidiary corporation" of the Company within the meaning of Code Section 424.

Section 2.02.     Rules of Construction.  The following rules shall apply in construing the Plan and any Agreement:

(a)        Except as expressly provided below, the Plan, all Awards and Agreements, and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to conflict of law principles.

(b)        Words used in the masculine shall be construed to include the feminine gender, where appropriate, and words used in the singular or plural shall be construed as being in the plural or singular, where appropriate.

(c)        Provisions of the Plan applicable to Incentive Stock Options shall be construed to effect compliance with Code Section 422.

(d)        Captions and headings are for convenience only, and they shall not affect the construction of the Plan or any Agreement.

(e)        Reference to any provision of the Code or other law shall be deemed to include a reference to the successor of such provision.

(f)         The Plan and the Awards are intended to comply with and shall be construed to effect compliance with, the exemptions under Rule 16b-3, in the case of Participants who are subject to Section 16 of the Securities Exchange Act of 1934; provided, however, the Company shall have no liability to any Participant for Section 16 consequences of an Award.

(g)        It is intended that Options shall qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Code Section 162(m), and the Plan and the Agreements shall be construed accordingly.

(h)        It is intended that all Awards shall be exempt from the provisions of Code Section 409A, and the provisions of the Plan and all Agreements shall be construed in accordance with such intent.

(i)         If a court of competent jurisdiction holds any provision hereof invalid and unenforceable, the remaining provisions shall continue in effect, provided that the essential economic terms of the Plan and any Award can still be enforced.

ARTICLE III
ADMINISTRATION

Section 3.01.    Committee.  Except as otherwise provided herein, the Plan shall be administered by the compensation committee of the Board.  The Committee shall consist solely of two or more non-employee directors (within the meaning of Rule 16b-3) who are "outside directors" for purposes of Code Section 162(m) and the regulations thereunder.  Any action of the Committee with respect to administration of the Plan shall be taken by a majority vote or written consent of its members.

Section 3.02.     Powers of Committee.  Subject to the express provisions of the Plan and any express limitations on its authority, the Committee is authorized and empowered to administer the Plan and to (i) designate those persons who are Participants; (ii) grant Awards; (iii) determine the effective date of each Award, the number of Shares subject to the Award, and the other terms and conditions governing the Award, which terms and conditions need not be the same for each Award; (iv) interpret the Plan; (v) determine the Fair Market Value of the Shares; (vi) accelerate the time during which an Option may be exercised or the restrictions applicable to Shares of Restricted Stock shall lapse, notwithstanding any provision of the applicable Agreement; (vii) prescribe, amend, and rescind rules relating to the Plan; (viii) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award; (ix) determine the rights and obligations of Participants under the Plan; and (x) make all other determinations deemed necessary or advisable for the administration of the Plan.  Notwithstanding the preceding provisions, the Committee is not authorized to take any action that would cause an Award to become subject to the provisions of Code Section 409A.

Section 3.03.     Binding Determinations.  Subject only to compliance with the express provisions hereof, the Board and Committee may act in their sole discretion with respect to matters within their authority related to the Plan, and any action taken by, or inaction of, the Company, the Board, or the Committee consistent with the terms of the Plan and relating or pursuant to the Plan shall be conclusive and binding on all persons.

Section 3.04.     Reliance on Experts.  In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and rely upon the advice of experts, including employees of and professional advisors to the Company.

Section 3.05.     Delegation.  The Committee may delegate ministerial non-discretionary functions to one or more Company officers or employees.  Subject to applicable law, the Committee may delegate to the Company's Chief Executive Officer all or part of its authority and duties with respect to the granting of Awards to individuals who are not (i) subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934 or (ii) covered employees within the meaning of Code Section 162(m)(3).  Any delegation pursuant to this Section shall specify the duration of the delegation and limit the amount and types of Awards that may be granted pursuant thereto.

Section 3.06.     Limitations on Liability.  No director, officer, or agent of the Company shall be liable for any action, omission, or decision under the Plan that is taken, made, or omitted in good faith.

ARTICLE IV
ELIGIBILITY

The Committee shall, from time to time, designate those persons eligible to receive Awards under the Plan from among Employees, Directors, and Advisors.  The Committee may grant more than one Award to any Participant.

ARTICLE V
SHARES SUBJECT TO AWARDS

Section 5.01.     Shares Available The only shares subject to Awards shall be the Company's authorized, but unissued, or reacquired Shares.  Upon the expiration or termination, in whole or in part, for any reason of an outstanding Award or any portion thereof that shall not have vested or shall not have been exercised in full, or upon the surrender of Shares as payment for an Award, any Shares subject to the Award that have not been acquired by the Participant or that are forfeited or surrendered by the Participant shall again become available for the granting of additional Awards.

Section 5.02.     Aggregate Share Limit.  Subject to adjustment as provided in Section 5.04 and any limitations specified elsewhere in the Plan, the maximum number of Shares cumulatively available for issuance pursuant to Awards shall not exceed the sum of the following:

(a)        4,828,000 Shares authorized upon original adoption of Plan, plus

(b)        2,500,000 additional Shares approved in 2009, plus

(c)        6,672,000 additional Shares, plus

(d)        any Shares covered by an Award under the Plan or option under the Prior Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the Award or option under the Prior Plan, plus

(e)        any Shares exchanged by a Participant as full or partial payment to the Company of the Exercise Price of any Award under the Plan.

Section 5.03.    Limitation Applicable to Incentive Stock Options.  The maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan is 14,000,000 Shares, subject to adjustment under Section 5.04.  The only limitations on the number of Shares available for Awards other than Incentive Stock Options shall be those specified in Sections 5.02.

Section 5.04.     Adjustments Upon Recapitalization or Reorganization.  If the outstanding Shares are changed into, or exchanged for, a different number or kind of shares or securities of the Company through any capital reorganization or reclassification, or if the number of outstanding Shares is changed through a stock split or stock dividend, an appropriate adjustment shall be made by the Committee in the number, kind, and/or Exercise Price with respect to Shares as to which Awards may be granted under the Plan.  A corresponding adjustment shall likewise be made in the number, kind, and/or Exercise Price for Shares with respect to which there are unexercised outstanding Awards.  Any such adjustment in an outstanding Award, however, shall be made without change in the total price applicable to the unexercised portion of the Award but with a corresponding adjustment in the price for each Share covered by the Award.  In making such adjustments, or in determining that no such adjustments are necessary, the Committee may rely upon the advice of counsel and accountants to the Company, and the good faith determination of the Committee shall be final, conclusive, and binding.  No fractional Shares shall be issued or issuable under the Plan on account of any such adjustment.  No adjustment shall be made pursuant to this Section, if it would cause an Award to become subject to Code Section 409A or would cause an Incentive Stock Option to fail to be such.

ARTICLE VI
OPTION GRANTS

Section 6.01.    Option Grants.  The Committee may grant Non-Qualified Stock Options to any Employee, Director, or Advisor, and it may grant Incentive Stock Options to any Employee, in each case, as it deems appropriate.  The Company may assume options granted by an organization acquired by the Company or may grant Options in replacement of, or in substitution for, any such options.  Each Option shall consist of a right to purchase a specified number of Shares during a specified period and at a specified Exercise Price, all as determined by the Committee.  In addition to the terms, conditions, vesting periods, and restrictions established by the Committee in the Agreement, each Incentive Stock Option must comply with the requirements of Code Section 422 and Section 6.03.

Section 6.02.     Terms and Conditions of Options; Agreements.  Each Option shall be evidenced by an Agreement executed by the Company and the Participant, which shall contain such terms and be in such form as the Committee may from time to time approve, subject to the following limitations and conditions:

(a)        Grant and Notice of Option.  The date of an Option grant shall, for all purposes, be the date on which the Committee or its designee makes the determination granting such Option, unless the Committee designates a specific future Grant Date at such time.  Notice of the determination shall be given to each Participant to whom an Option is granted within a reasonable time after the Grant Date.  The grant of an Option shall not obligate the Participant to exercise it.

(b)        Number of Shares.  The Agreement shall state the number of Shares with respect to which each Option is granted and whether the Option is a Non-Qualified Stock Option or Incentive Stock Option.

(c)        Exercise Price.  The Agreement shall state the per Share Exercise Price for the Shares subject to the Option.  The per Share Exercise Price under an Option shall not be less than the Fair Market Value of a Share on the Grant Date.  For Incentive Stock Options, the per Share Exercise Price shall satisfy the requirements of Section 6.03 and the provisions of the Code applicable to incentive stock options.

(d)        Exercise and Payment of Exercise Price.  A Participant may exercise a vested Option by (i) giving written notice to the Company specifying the number of Shares to be purchased and accompanied by payment of the full Exercise Price therefor in cash, by check, or in such other form of lawful consideration as the Committee may approve, including without limitation and in the sole discretion of the Committee, the transfer by the Participant to the Company of outstanding Shares held by the Participant in a manner intended to comply with the provisions of Rule 16b-3, if applicable, and (ii) satisfying any other requirements set forth herein (including, without limitation, the tax withholding requirements of Article IX) or in the applicable Agreement.  Any Shares delivered by the Participant in connection with the exercise of an Option must have been owned by the Participant for at least six months as of the date of delivery.  Shares used to satisfy the Exercise Price of an Option shall be valued at their Fair Market Value on the date of exercise.

(e)        Restrictions on Grants. Notwithstanding any other provisions set forth herein or in an Agreement, no Option may be granted under the Plan after March 11, 2018.

(f)         Limitations on Transfer.  No Option may be assigned, transferred, or pledged, except by will or under the laws of descent and distribution.  During the lifetime of a Participant, an Option may be exercised only by the Participant and may not be assigned, transferred, or pledged.

(g)        Vesting of Options.  Options shall vest based on longevity of service and/or other schedules established by the Committee, as set forth in each Agreement.  The Committee may grant Options that are fully vested and exercisable at grant.

(h)        Issuance of Shares and Compliance with Securities Laws.  The Company may postpone the issuance and delivery of certificates representing Shares until (i) the admission of such Shares to listing on any stock exchange on which Shares are then listed and (ii) the completion of such registration or other qualification of Shares under any state or federal law, rule, or regulation as the Company shall determine to be necessary or advisable, which registration or other qualification the Company shall use its best efforts to complete; provided, however, a person purchasing or otherwise receiving Shares pursuant to the Plan has no right to require the Company to register the Shares under federal or state securities laws at any time.  Any person purchasing or otherwise receiving Shares pursuant to the Plan may be required to make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the existence or non-existence with respect to such Shares of an effective registration under the Securities Act of 1933, as amended, or any similar state statute, to issue the Shares in compliance with the provisions of those or any comparable acts.

Section 6.03.     Additional Limitations Applicable to Incentive Stock Options.

(a)        General.  The limitations and conditions of this Section, in addition to the terms and conditions otherwise specified by the Plan and the Agreement, shall apply to all Incentive Stock Options.

(b)        Price.  The per Share Exercise Price under an Incentive Stock Option shall be not less than the Fair Market Value of a Share on the Grant Date.  In the case of an Incentive Stock Option granted to an Employee who is a 10% shareholder, the per Share Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

(c)        Exercise Period.  Unless terminated earlier pursuant to other terms and provisions of the Agreement or the Plan, the term of each Incentive Stock Option shall expire within the period prescribed in the Agreement relating thereto, which shall not be more than five years from the Grant Date, if the Participant is a 10% shareholder (as defined in Code Section 422(b)(6)), and not more than ten years from the Grant Date, if the Participant is not a 10% shareholder (as defined in Code Section 422(b)(6)).  An Option shall not be treated as an Incentive Stock Option if it is exercisable by the Participant more than (i) three months after his termination of employment (ii), if the Participant is disabled (within the meaning of Code Section 22(e)(3)), 12 months after his termination of employment.

(d)        Maximum Exercise Rule.  The aggregate Fair Market Value (determined as of the Grant Date) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under this Plan and any other incentive stock option plan (within the meaning of Code Section 422) of the Company or any parent or subsidiary corporation of the Company shall not exceed $100,000.

(e)        Other Restrictions.  Incentive Stock Options may be granted only to employees of the Company (or a Subsidiary) that satisfy the other eligibility requirements of the Code.  There shall be imposed in any Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required for the Option be an "incentive stock option" within the meaning of Code Section 422.

Section 6.04.     Termination of Options.

(a)        Each Option granted under the Plan shall set forth a termination date, which shall be not later than ten years from the Grant Date, subject to earlier termination as set forth in this Plan or the Agreement.

(b)        The Committee shall establish the effect of a Separation from Service on the rights and benefits under each Option and in so doing may make distinctions based upon, among other factors, the cause of Separation from Service.  Following Separation from Service, an Option may be exercised only in accordance with the applicable Agreement and, unless otherwise expressly provided by the Committee, only with respect to that number of Shares for which the Option could have been exercised by the Participant on the date of Severance from Service.

(c)        The Committee may cancel any unexpired Options at any time, if the Participant is not in compliance with all applicable provisions of the Plan or with any Agreement, or if the Participant, whether or not he is currently employed by an Employer, engages in any of the following activities without the prior written consent of the Employer:

(1)        directly or indirectly renders services to or for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Employer; or

(2)        discloses to anyone outside of the Employer, or uses for any purpose other than the Employer's business, any confidential or proprietary information or material relating to the Employer, whether acquired by the Participant during or after employment with the Employer.

The Committee may, in its discretion and as a condition to the exercise of an Option, require a Participant to acknowledge in writing that he is in compliance with all applicable provisions of the Plan and of any Agreement and has not engaged in any activities referred to in clauses (1) and (2) above.

(d)        Subject to Section 6.06, (i) upon the dissolution, liquidation, or sale of all or substantially all of the business, properties, and assets of the Company, (ii) upon any reorganization, merger, consolidation, sale, or exchange of securities in which the Company does not survive, (iii) upon any sale, reorganization, merger, consolidation, or exchange of securities in which the Company does survive and any of the Company's shareholders have the opportunity to receive cash, securities of another corporation, partnership, or limited liability company and/or other property in exchange for their capital stock of the Company, or (iv) upon any acquisition by any person or group (as defined in Section 13d of the Exchange Act) of beneficial ownership of more than 50% of the then outstanding Shares (each of the events described in clauses (i), (ii), (iii) or (iv) is referred to herein as an "Extraordinary Event"), the Plan and each outstanding Option shall terminate, subject to any provision that has been made by the Committee through a plan of reorganization or otherwise for the substitution, assumption, settlement, or other continuation of the Options.  If Options are to terminate (with no substitution, assumption, settlement, or other continuation) in such circumstances, each Participant shall have the right, by giving notice at least ten days before the effective date of the Extraordinary Event ("Effective Date"), to exercise on or before the Effective Date, in whole or in part, any unexpired Option issued to the Participant, to the extent that the Option is vested and exercisable as of the Effective Date.

Section 6.05.     Rights as a Shareholder. Unless otherwise provided by the Board or the Committee, a Participant shall have rights as a shareholder with respect to Shares covered by an Option, including voting rights or rights to dividends, only upon the date of issuance of a certificate to him and, if payment is required, only after payment if full has been made for such Shares.

Section 6.06.     Acceleration of Options.

(a)        Notwithstanding the preceding provisions of this Article or any provision to the contrary contained in a particular Agreement, the Committee, in its sole discretion, may accelerate the vesting and exercisability of all or any portion of any Option then outstanding.  The decision by the Committee to accelerate an Option or to decline to accelerate an Option shall be final.  In the event of the acceleration of the exercisability of Option as the result of a decision by the Committee pursuant to this Section, each outstanding Option so accelerated shall be exercisable for a period from and after the date of such acceleration and upon such other terms and conditions as the Committee may determine in its sole discretion, provided that such terms and conditions (other than terms and conditions relating solely to the acceleration of exercisability and the related termination of an Option) may not materially adversely affect the rights of any Participant without the consent of that Participant.  Any outstanding Option that has not been exercised by the holder at the end of such period shall terminate automatically at that time.

(b)        If the vesting of an Option has been accelerated in anticipation of an event, and the Committee or the Board later determines that the event will not occur, the Committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested Options.

Section 6.07.     Substitute Options.  If the Company at any time should succeed to the business of another entity through a merger, consolidation, corporate reorganization or exchange, or through the acquisition of stock or assets of such entity or its subsidiaries or otherwise, the Committee may grant Options under the Plan to option holders of such entity or its subsidiaries, in substitution for options to purchase shares in such entity held by them at the time of succession.  The Committee, in its sole and absolute discretion, shall determine the extent to which such substitute Options shall be granted (if at all), the person or persons to receive such substitute Options (who need not be all option holders of such entity), the number of Options to be received by each such person, the exercise price of such Option, and the other terms and conditions of such substitute Options.

ARTICLE VII
RESTRICTED STOCK

Section 7.01.     Grants of Restricted Stock.  Subject to the terms and provisions of the Plan, including Article V, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to any Employee, Director, or Advisor in such amounts as the Committee, in its sole discretion, shall determine.

Section 7.02.     Restricted Stock Award Agreement.  Each Award of Restricted Stock shall be evidenced by an Agreement, which shall specify the Period of Restriction, the number of Shares granted, and the terms and conditions of the Award.

Section 7.03.     Restrictions on Transferability.  Except as provided in herein, Shares of Restricted Stock may not be assigned, transferred, or pledged, whether by operation of law and whether voluntarily or involuntarily, until the end of the applicable Period of Restriction.

Section 7.04.     Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Article.  Such restrictions may be based upon any one or more of the following criteria: (i) the achievement of specific performance targets, (ii) vesting based on period of service with the Company and any of its Subsidiaries, (iii) applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.

Section 7.05.     Legend on Certificates.  The Committee, in its sole discretion, may require the placement of a legend on certificates representing Shares of Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

THE SALE, PLEDGE, OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER FEDERAL AND STATE SECURITIES LAWS AND UNDER THE INTREGRAL VISION, INC. 2008 EQUTY INCENTIVE PLAN, AS SET FORTH IN AN AWARD AGREEMENT EXECUTED THEREUNDER. A COPY OF SUCH PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF INTEGRAL VISION, INC.

Section 7.06.     Removal of Restrictions.  Except as otherwise provided in this Article, as soon as practicable after the applicable Period of Restriction lapses, Shares of Restricted Stock covered by an Award shall be subject to release to the Participant in accordance with the terms of the Award.  The Committee, in its sole discretion, may accelerate the time at which any restrictions shall lapse or remove any restrictions.

Section 7.07.     Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.

Section 7.08.     Return of Restricted Stock to Company.  On the date set forth in the applicable Agreement, the Restricted Stock for which restrictions have not lapsed by the last day of the Period of Restriction shall revert to the Company and thereafter shall be available for the grant of new Awards.

Section 7.09.     Termination of Service.  Unless otherwise provided in an Agreement or determined by the Committee, if a Participant Terminates Service during the Period of Restriction, Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and thereafter shall be available for the grant of new Awards; provided, however, that the Committee shall have the sole discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant's Shares of Restricted Stock.

Section 7.10.     Issuance of Shares and Compliance with Securities Laws.  The Company may postpone the issuance and delivery of certificates representing Shares until (i) the admission of such Shares to listing on any stock exchange on which Shares are then listed and (ii) the completion of such registration or other qualification of Shares under any state or federal law, rule, or regulation as the Company shall determine to be necessary or advisable, which registration or other qualification the Company shall use its best efforts to complete; provided, however, a person purchasing or otherwise receiving Shares pursuant to the Plan has no right to require the Company to register the Shares under federal or state securities laws at any time.  Any person purchasing or otherwise receiving Shares pursuant to the Plan may be required to make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the existence or non-existence with respect to such Shares of an effective registration under the Securities Act of 1933, as amended, or any similar state statute, to issue the Shares in compliance with the provisions of those or any comparable acts.

ARTICLE VIII
SHARE GRANTS

Subject to the provisions of the Plan, including Article V and this Section, the Committee may make an Award of Shares to any Employee, Director, or Advisor in such amount as the Committee, in its sole discretion, may determine.  A grant pursuant to this Section may be evidenced by an Agreement or such other documents as the Committee, in its sole discretion, determines to be appropriate.  Awards of shares pursuant to this Section shall be subject to the withholding requirements of Article IX.

ARTICLE IX
WITHHOLDING OF TAXES

The Company (or a Subsidiary) may deduct and withhold from the wages, salary, bonus, and other income paid by the Company (or Subsidiary) to the Participant the requisite tax upon the amount of taxable income, if any, recognized by the Participant in connection with the exercise in whole or in part of any Option, lapse of restrictions on Restricted Stock, grant of Shares, or sale of Shares issued to the Participant upon the exercise of an Option, as may be required from time to time under any federal or state tax laws and regulations.  This withholding of tax shall be made from the Company's (or Subsidiary's) concurrent or next payment of wages, salary, bonus, or other income to the Participant or by payment to the Company by the Participant of the required withholding tax, as the Committee may determine; provided, however, that, in the sole discretion of the Committee, the Participant may pay such tax by reducing the number of Shares issued upon exercise of an Option, lapse of restrictions, or award of Shares (for which purpose such Shares shall be valued at Fair Market Value at such time).  Notwithstanding the foregoing, the Company shall not be obligated to issue certificates representing the Shares to be acquired through the exercise of an Option or grant of an Award, if the Participant fails to provide the Company with adequate assurance that the Participant will pay such amounts to the Company as required herein.  Participants shall notify the Company in writing of any amounts included as income in the Participants' federal income tax returns in connection with an Award.  Any Shares or cash withheld by the Company to satisfy a Participant's withholding tax obligation in connection with an Award shall not exceed the number of Shares or amount of cash necessary to satisfy the minimum required levels of withholding under applicable law.

ARTICLE X
COMPLIANCE WITH LAWS

Section 10.01.  General.  The Plan, the granting and vesting of Awards under the Plan, and the offer, issuance, and delivery of the Shares to Awards are subject to compliance with all applicable federal and state laws, rules, and regulations (including but not limited to state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  A person acquiring any securities under the Plan shall, if requested by the Company, provide such assurances and representations to the Company as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

Section 10.02.  Compliance with Securities Laws.  No Participant shall sell, pledge, or otherwise transfer Shares acquired pursuant to an Award or any interest in such Shares except in accordance with the express terms of the Plan and the applicable Agreement.  Any attempted transfer in violation of this Section shall be void and of no effect.  Without in any way limiting the provisions set forth above, no Participant shall make any disposition of all or any portion of Shares acquired or to be acquired pursuant to an Award, except in compliance with all applicable federal and state securities laws. Notwithstanding anything else herein to the contrary, the Company has no obligation to register the Shares or file any registration statement under either federal or state securities laws.

ARTICLE XI
TERMINATION OF PLAN

The Plan shall terminate at the close of business on March 11, 2018, provided, however, the Board may, in its sole discretion, terminate the Plan at any prior time.  Subject to Sections 6.04 and 6.06, no such termination shall in any way affect any Award then outstanding or the Committee's authority hereunder with respect to such Award.

ARTICLE XII
AMENDMENT OF PLAN

Subject to Article VI, the Committee may make such amendments to the Plan and/or an Agreement as it shall deem advisable; provided, however, except as permitted by Article VI, no amendment shall materially adversely affect any Award then outstanding without the written consent of the affected Participant.  Adjustments contemplated by Section 5.04 shall not be deemed to be amendments for purposes of the foregoing.  Shareholder approval for any amendment shall be required only to the extent required under applicable law, including Code Section 162(m) and Code Section 422 and other provisions of the Code applicable to incentive stock options, or to the extent deemed necessary or advisable by the Board.

ARTICLE XIII
INDEMNIFICATION

In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee shall be indemnified by the Company to the fullest extent permitted by law against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any act or failure to act under or in connection with the Plan or any Award, and against all amounts paid by them in satisfaction of a judgment in any such action, suit, or proceeding except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Committee member is not entitled to indemnification under applicable law; provided, however, within 60 days after institution of any such action, suit, or proceeding, such Committee member shall in writing offer the Company the opportunity, at the Company's expense, to handle and defend the same, and such Committee member shall cooperate with and assist the Company in the defense of any such action, suit, or proceeding.  The Company shall not be obligated to indemnify any Committee member with regard to the settlement of any action, suit, or proceeding to which the Company did not give its prior written consent.

ARTICLE XIV
NOT AN EMPLOYMENT OR CONSULTING AGREEMENT

Nothing contained in the Plan or in any Agreement shall confer, intend to confer, or imply any right of employment or right to continued employment by, or rights to a continued relationship with, the Company (or any affiliate) in favor of any Participant or limit the ability of the Company (or any affiliate) to terminate, with or without cause, in its sole and absolute discretion, the employment or other relationship between the Company and the Participant, subject to the terms of any written agreement between the Company and the Participant.  In addition, nothing contained in the Plan or in any Agreement shall preclude any lawful action by the Company or the Board.  Status as an eligible person under the Plan shall not be construed as a commitment that any Award will be granted to the eligible person.

ARTICLE XV
MISCELLANEOUS

Section 15.01.   Non-Exclusivity of Plan.  Nothing in the Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant options or authorize any other compensation, with or without reference to the Shares, under any other plan or independent authority.

Section 15.02.   No Restriction on Corporate Powers.  The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 15.03.   No Fiduciary Duties.  Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person.